Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-239759) of InflaRx N.V.

(2)	Registration Statement (Form S-8 No. 333-221656) pertaining to the InflaRx N.V. Long-Term Incentive Plan, InflaRx Stock Option Plan 2016, InflaRx Options Issued Pursuant To The Series B Financing Arrangement

(3)	Registration Statement (Form S-8 No. 333-240185) pertaining to the InflaRx N.V. Long-Term Incentive Plan of our reports dated March 21, 2023, with respect to the consolidated financial statements of InflaRx N.V. and the effectiveness of internal control over financial reporting of InflaRx N.V. included in this Annual Report (Form 20-F) of InflaRx N.V. for the year ended December 31, 2022.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Munich, Germany

March 22, 2023